Exhibit 99.1

Sabine Royalty Trust

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER

Dallas, Texas, December 2, 2011 – Sabine Royalty Trust (NYSE: SBR) today declared a cash distribution to the holders of its units of beneficial interest of $0.29920 per unit, payable on December 29, 2011, to unit holders of record on December 15, 2011. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for September 2011 and the gas production for August 2011. Preliminary production volumes are approximately 42,024 barrels of oil and 557,165 Mcf of gas. Preliminary average prices are approximately $82.39 per barrel of oil and $4.49 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	42,024	557,165	$82.39	$4.49

Prior Month	29,610	459,146	$84.96	$4.62

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $473,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, approximately $651,000 in revenue has been received.

Approximately $1,020,000 for 2011 Ad Valorem taxes was deducted from this month’s distribution as compared to $1,421,000 for November 2010. These payments are normal expenditures at this time of year.

The 2011 tax information packets are expected to begin mailing directly to unitholders in early March 2012. A copy of Sabine’s 2011 tax information booklet will be posted on Sabine’s website by March 1, 2012. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are expected to be updated with the 2011 tax information by February 1, 2012.

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Contact: Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free Number: 1.800.365.6541